Exhibit 10.4

BRIDGEWATER BANK

DEFERRED CASH INCENTIVE PLAN

Effective December 31, 2013

TABLE OF CONTENTS

ARTICLE 1	NAME AND PURPOSE	1-1

ARTICLE 2	DEFINITIONS	2-1

ARTICLE 3	ELIGIBILITY AND PARTICIPATION	3-1

ARTICLE 4	INCENTIVE AWARDS	4-1

ARTICLE 5	VESTING	5-1

ARTICLE 6	BENEFICIARIES	6-1

ARTICLE 7	RIGHTS OF PARTICIPANTS AND BENEFICIARIES	7-1

ARTICLE 8	ADMINISTRATION	8-1

ARTICLE 9	AMENDMENT AND TERMINATION	9-1

ARTICLE 10	MISCELLANEOUS	10-1

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BRIDGEWATER BANK

DEFERRED CASH INCENTIVE PLAN

The Bridgewater Bank Deferred Cash Incentive Plan (hereinafter referred to as “the Plan”) is hereby adopted by Bridgewater Bank, headquartered in Bloomington, Minnesota (hereinafter referred to as the “Bank”);

WITNESSETH:

WHEREAS, the Bank desires to adopt a Deferred Cash Incentive Plan to provide incentive awards to certain management and/or high performing employees of the Bank . This Plan is intended to comply in all respects with Internal Revenue Code Section 409A governing “short-term deferrals” so that no incentive award distributed under the Plan is determined to provide, or treated as providing, for a deferral of compensation under Code Section 409A and amounts credited to Participants’ Deferred Incentive Accounts under this Plan will be taxed to the Participants only when distributed to them.

NOW, THEREFORE, the Bank hereby adopts the Plan, effective December 31, 2013, as follows:

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ARTICLE 1

NAME AND PURPOSE

1.1.         Name. The name of the Plan shall be the Bridgewater Bank Deferred Cash Incentive Plan.

1.2.                            Purpose. The purpose of the Plan is to promote the growth and profitability of the Company and Bank by providing key employees designated by the Committee with an incentive award opportunity to achieve corporate objectives and by attracting and retaining individuals of outstanding competence by aligning their interests with the interests of the Bank in obtaining superior financial results. The Plan will provide a cash bonus payment along with a deferred incentive award based upon attainment of specified goals and objectives.

1.3.                            Not a Funded Plan. It is the intention and purpose of the Bank that the Plan shall be deemed to be “unfunded” for tax purposes and deemed a plan as would properly be described as “unfunded” for purposes of Title I of ERISA. The Plan shall be administered in such a manner, notwithstanding any contrary provision of the Plan, in order that it will be so deemed and would be so described.

1.4.                            Code Section 409A. The Plan, and all incentive awards distributed thereunder, are designed and intended to meet the requirements of Section 1.409A-1(b)(4) of the U.S. Treasury Department Regulations (“Treasury Regulations”) issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), governing “short-term deferrals” so that no incentive award distributed under the Plan is determined to provide, or treated as providing, for a deferral of compensation under Code Section 409A. To the extent the Plan, or an incentive award thereunder, ultimately is determined to provide, or treated as providing, for the deferral of compensation under Code Section 409A, the Company and the Bank reserve the right to take such action as the Company and/or the Bank deems necessary or desirable to ensure compliance with Code Section 409A, and the regulations thereunder, or to achieve the objectives of the Plan without having adverse tax consequences under the Plan for any Plan participant or beneficiary.

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ARTICLE 2

DEFINITIONS

Unless the context otherwise indicates, the following terms used herein shall have the following meanings wherever used in this instrument:

2.1.                            Administrator. The term “Administrator” shall mean such person or entity as determined by the Committee, and in absence of such determination, the Committee, as defined in Section 2.8.

2.2.                            Bank. The term “Bank” shall mean Bridgewater Bank and any successor corporation or business organization which assumes the duties and obligations of Bridgewater Bank under the Plan.

2.3.                            Beneficiary. The term “Beneficiary” shall mean any person who receives, or is designated to receive, payment of any benefit under the terms of the Plan because of the participation of a Participant in the Plan.

2.4.         Board. The term “Board” shall mean the Board of Directors of the Bank.

2.5.                            Change in Control. The term “Change in Control” shall be interpreted consistently with Internal Revenue Code (“Code”) Section 409A and the regulations thereunder and shall mean any of the following events which occur on or after the Effective Date:

(a)                                 Change in the ownership of the Bank or Company. A change in the ownership of the Bank or Company shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

(b)                                 Change in the effective control of the Bank or the Company. A change in the effective control of the Bank or the Company shall occur on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Bank or the Company; or (B) a majority of members of the Bank or the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that this sub-section (B) is inapplicable where a majority shareholder of the Bank or the Company is another corporation.

(c)                                  Change in the ownership of a substantial portion of the Bank’s or the Company’s assets. A change in the ownership of a substantial portion of the Bank’s or the Company’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to more than fifty percent (50%) of the total gross fair market value of all of the assets of the Bank or the Company immediately prior to such

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acquisition. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d)                                 For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance. A Change in Control shall not be deemed to have occurred solely as a result of a stock offering by the Company or upon the second-step conversion of the Company to a fully converted stock company.

2.6.                            Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific Code section, such reference shall be deemed to include any successor Code section having the same or a similar purpose.

2.7.                            Code Section 409A. The term “Code Section 409A” shall mean Section 409A of the Code and all regulations and guidance promulgated thereunder.

2.8.                            Committee. The term “Committee” shall mean the Compensation Committee of the Board or any successor thereto as may be determined by the Board from time to time; provided that, in the absence of a designated committee, the full Board shall constitute the Committee.

2.9.         Company. The term “Company” shall mean Bridgewater Bank and any successor corporation.

2.10.                     Deferred Incentive Account. The term “Deferred Incentive Account” shall mean the account established with respect to a Participant to which Bank awards shall be credited. Solely for recordkeeping purposes, the Bank will establish a Participant Deferral Incentive Account for each Participant. A Participant’s Account will be credited with the contributions made to the Account, credited (or charged, as the case may be) with the hypothetical or deemed investment earnings, and charged with distributions from the Account.

2.11.                     Deferred Incentive Award. The term “Deferred Incentive Award” means the awards credited to Participant’s Deferred Incentive Accounts on the achievement of the annual performance objectives.

2.12.       Director. The term “Director” shall mean a member of the Board.

2.13.       Effective Date. The term “Effective Date” shall mean December 31, 2013.

2.14.                     ERISA. The term “ERISA” shall mean the Executive Retirement Income Security Act of 1974, as amended, and any regulations or other pronouncements promulgated thereunder. Whenever a reference is made herein to a specific ERISA Section, such reference shall be deemed to include any successor ERISA Section having the same or a similar purpose.

2.15.                     Employee. The term “Employee” shall mean any common-law employee of the Company or the Bank, whether or not also serving as a director, but excluding any person serving only as a Director.

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2.16                        Participant. The term “Participant” shall mean any Employee who has been granted a Deferred Incentive Award under the Plan and who continues to have rights to potential future payments under this Plan.

2.17.                     Plan Termination Date. The term “Plan Termination Date” shall mean the date as of which the Bank terminates the Plan by written resolution.

2.18.                     Plan Year. The term “Plan Year” shall mean the twelve (12) month period ending on December 31st in each calendar year. The first Plan Year shall end on the Effective Date.

2.19.       ROAE. The term “ROAE” means the Bank’s return on average equity.

2.20.                     Separation from Service. The term “Separation from Service” shall mean the Participant is discharged by the Bank for any reason or the Participant voluntarily terminates employment with the Bank for any reason. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and Participant’s right to reemployment is not provided by law or by contract, then Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Participant and the Bank reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which Participant performed services for the Bank). The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

2.21.                     Treasury Regulation. The term “Treasury Regulation” shall mean the regulations promulgated by the United States Treasury under the Internal Revenue Code of 1986, as amended.

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ARTICLE 3

ELIGIBILITY AND PARTICIPATION

3.1.                            Eligibility. The Committee may, from time to time, in its sole discretion, designate one or more Employees as eligible to become Participants in the Plan.

3.2.                            Participation. Each Employee who has been designated as eligible to participate in the Plan shall become a Participant upon the contribution by the Bank of an award to the Participant’s Deferred Incentive Account and shall remain a Participant until such time that the Participant no longer has a Deferred Incentive Account balance under the Plan.

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ARTICLE 4

INCENTIVE AWARDS

4.1.                            Deferred Incentive Awards. Each Plan Year, the Board, or if the Board so designates, the Committee, will determine the amount of the Deferred Incentive Award that will be credited to the Participant’s Deferred Incentive Account for each eligible Participant.

4.2.                            Award Objectives. The Deferred Incentive Award for each Participant is based upon the Participant’s performance for each Plan Year determined in the discretion of the Board and/or the Bank’s Senior Leadership Team.

4.3.                            Establishment of Participant Accounts. The Administrator shall establish a Participant Deferred Incentive Account in the name of each Participant on its books and records. All amounts credited to the Account of any Participant, or Beneficiary, shall constitute a general, unsecured liability of the Bank, as applicable, to such person.

4.4.                            Crediting Rate. Amounts credited to the Participant’s Deferred Incentive Account shall accrue interest at a rate equal to the Bank’s ROAE for the immediately preceding Plan Year. The Board reserves the right to change the basis of the Crediting Rate and may choose an alternate index, as appropriate.

4.5.                            Payment of Amounts Credited to a Participant’s Deferred Incentive Account. The vested amounts credited to a Participant’s Deferred Incentive Account shall be paid and distributed as follows:

(a)                                 Payment Following Vesting of Deferred Incentive Award. All amounts credited to the Participant’s Deferred Incentive Account attributable to a Deferred Incentive Award shall be paid in a lump sum within 75 days following the date upon which the Participant becomes vested in that Deferred Incentive Award.

(b)                                 Payment upon the Participant’s Death While Employed. In the event of the Participant’s death during employment, all amounts credited to the Participant’s Accounts shall become fully vested and paid in a lump sum as soon as administratively feasible, but no later than 75 days following the Participant’s death, to the person or persons designated by the Participant on a Beneficiary designation form supplied by the Bank. The Beneficiary designation may be changed from time to time by the Participant. In the absence of a valid Beneficiary designation, or if there is no living Beneficiary validly named by the Participant, the amounts credited to a Participant’s Accounts shall be paid in accordance with Section 6.1 of this Plan.

(c)                                  Payment Upon a Change in Control. If there is a Change in Control of the Employer during the Participant’s employment with the Bank before a Participant has received complete payment of his benefits under this Article 4, the Participant shall be fully vested in his Account and shall receive a lump sum payment of the amount credited to his Account. Payment of any amount under this Section shall be made as soon as administratively feasible but in no event later than 75 days following the occurrence of the Change in Control. The amount payable from any Deferred Incentive Account will be valued as of the date of distribution.

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ARTICLE 5

VESTING AND EXPIRATION

5.1.                            Vesting of Deferred Incentive Awards. Each annual Deferred Incentive Award shall become fully vested at the end of four (4) years from the last day of the Plan Year with respect to which the Deferred Incentive Award is granted. If vesting has not occurred on a Participant’s Deferred Incentive Award, the Deferred Incentive Award shall become fully vested immediately after the first of the following to occur (provided that a Separation from Service has not occurred prior to such vesting dates):

(a)           the date of a Change in Control of the Company or the Bank;

(b)           the death of the Participant.

The Board of Directors can decide to accelerate the vesting schedule for any Participant prior to their last day of service with the Company or the Bank.

5.2.                            Expiration or Forfeiture of Deferred Incentive Awards. Upon a Separation from Service (other than due to death or Change in Control) a Participant’s unvested Deferred Incentive Account shall be forfeited as of the Date of Separation from Service.

5.3.                            Recoupment of Deferred Incentive Award. If the Board determines that the Participant has engaged in fraud or willful misconduct that caused or otherwise contributed to the need for a material restatement of the Bank’s financial results, the Board will review all Deferred Incentive Awards awarded to or earned by that Participant on the basis of performance during fiscal periods materially affected by the restatement. If, in the Board’s view, the Deferred Incentive Award would have been lower if it had been based on the restated results, the Board will recoup from that Participant’s Deferred Incentive Account any portion or all of such Award, as it deems appropriate, after a review of all relevant facts and circumstances. Generally, this review would include consideration of:

(a)                                 the Board’s view of what Deferred Incentive Awards would have been awarded to or earned by the Participant had the financial statements been properly reported;

(b)           the nature of the events that led to the restatement;

(c)           the conduct of the Participant in connection with the events that led to the restatement;

(d)                                 whether the assertion of a claim against the Participant could prejudice the Bank’s overall interests and whether other penalties or punishments are being imposed on the Participant, including by third parties such as regulators or other authorities; and

(e)           any other facts and circumstances that the Board deems relevant.

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ARTICLE 6

BENEFICIARIES

6.1.                            Automatic Beneficiary. Unless a Participant has designated a Beneficiary in accordance with the provisions of Section 6.2 herein, the Beneficiary shall be deemed to be the person or persons in the first of the following classes in which there are any survivors of such Participant or former Participant:

(a)           spouse at the time of Participant’s death,

(b)           issue, per stirpes,

(c)           parents, in equal shares, if living at the time of the Participant’s death, or

(d)           executor or administrator of the Participant’s estate.

6.2.                            Designated Beneficiary or Beneficiaries. A Participant may sign a Beneficiary designation form designating a Beneficiary or Beneficiaries to receive any benefit payable under Article 5. In the event a Participant dies at a time when a designation is on file which does not dispose of the total benefit distributable under Article 5, then the portion of such benefit distributable on behalf of said Participant, the disposition of which was not determined by the deceased’s designation, shall be distributed to a Beneficiary determined under Section 6.1. Any ambiguity in a Beneficiary designation shall be resolved by the Administrator.

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ARTICLE 7

RIGHTS OF PARTICIPANTS AND BENEFICIARIES

7.1.                            Creditor Status of Participant and Beneficiary. The Plan constitutes the unfunded, unsecured promise of the Bank to make payments to each Participant and/or Beneficiary in the future and shall be a liability solely against the general assets of the Bank. The Bank shall not be required to segregate, set aside or escrow any amounts for the benefit of any Participant or Beneficiary. Each Participant and Beneficiary shall have the status of a general unsecured creditor of the Bank and may look only to the Bank and their general assets for payment of benefits under the Plan.

7.2.                            Rights with Respect to a Trust. Any trust and any assets held thereby to assist the Bank in meeting its obligations under the Plan shall in no way be deemed to controvert the provisions of Section 7.1 herein.

7.3.                            Investments. In its sole discretion, the Bank may acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets of the Bank to meet its anticipated liabilities under the Plan. Such policies, annuities or other investments shall at all times be and remain unrestricted general property and assets of the Bank or property of a trust. Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to such policies, annuities or other acquired assets.

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ARTICLE 8

ADMINISTRATION

8.1.                            Appointment of Administrator. The Committee shall be the Administrator of the Plan, unless the Committee has designated, in writing another person or persons to be the “plan administrator.” Any member of the Committee or third party appointed as Administrator may be removed or resign as Administrator upon thirty (30) days written notice or such lesser period of notice as is mutually agreeable. Unless the Committee appoints another member to the Committee, the Administrator shall be the remaining members of the Committee. If the Administrator is a third party that has been appointed by the Committee, and such Administrator is removed or resigns, unless the Committee appoints a new third-party administrator, the Committee will become the Administrator.

8.2.                            Powers and Duties of the Administrator. The Administrator shall determine any and all questions of fact, resolve all questions of interpretation of the Plan which may arise under any of the provisions of the Plan as to which no other provision for determination is made hereunder, and exercise all other powers and discretions necessary to be exercised under the terms of the Plan which it is herein given or for which no contrary provision is made. The Administrator shall have full power and discretion to interpret the Plan and related documents, to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, and to determine the rights and benefits, if any, of any Participant, or other applicant, in accordance with the provisions of the Plan. The Administrator’s decision with respect to any matter shall be final and binding on all parties concerned, and neither the Administrator nor any of its directors, officers, employees or delegates nor, where applicable, the directors, officers or employees of any delegate, shall be liable in that regard except for gross abuse of the discretion given it and them under the terms of the Plan. All determinations of the Administrator shall be made in a uniform, consistent and nondiscriminatory manner with respect to all Participants and Beneficiaries in similar circumstances. The Administrator, from time to time, may designate one or more persons or agents to carry out any or all of its duties hereunder.

8.3.                            Engagement of Advisors. The Administrator may employ actuaries, attorneys, accountants, brokers, employee benefit consultants, and other specialists to render advice concerning any responsibility the Administrator or Committee has under the Plan. Such persons may also be advisors to the Bank.

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ARTICLE 9

AMENDMENT AND TERMINATION

9.1.                            Power to Amend or Terminate. Except as otherwise provided herein following a Change in Control, the Plan may be amended by the Bank at any time, and may be terminated by the Bank at any time, but no such amendment, modification or termination shall be detrimental to a Participant without the consent of such participant. A Plan Termination followed by full settlement of all Deferred Incentive Accounts, which become vested as of the Plan Termination Date, shall not be considered detrimental to a Participant. Such amendment or termination shall be in writing, executed by two or more members of the Committee which administers the Plan whose actions are authorized or ratified by the Board. If, and only if, the Plan is or becomes subject to Code Section 409A, the foregoing right to terminate the Plan shall be subject to the limitations of Code Section 409A, which may permit Plan Termination but prohibit the distribution of assets in advance of the times otherwise provided herein.

9.2.                            No Liability for Plan Amendment or Termination. Neither the Company, the Bank, nor any of their officers or Directors shall have any liability as a result of the amendment or termination of the Plan.

9.3.                            Code Section 409A. Notwithstanding the foregoing, in the event any award constitutes “deferred compensation” under Code Section 409A, and the rules, regulations and guidance promulgated thereunder (“409A Award”), then such award shall be subject to the following:

(a)                                 All 409A Award documents and agreements, or rules and regulations created by the Administrator pertaining to 409A Awards, shall provide for the required procedures under Code Section 409A, including the timing of deferral elections, if any, and the timing and method of payment distributions.

(b)                                 With respect to all 409A Awards, the Administrator and its delegates shall operate the Plan at all times in conformity with the known rules, regulations and guidance promulgated under Code Section 409A, and the Administrator shall reserve the right (including the right to delegate such right) to unilaterally amend any 409A Award granted under the Plan, without the consent of the Participant, to maintain compliance with Code Section 409A. A Participant’s acceptance of any award under the Plan constitutes acknowledgement and consent to such rights of the Administrator.

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ARTICLE 10

MISCELLANEOUS

10.1.                     Non-Alienation. No benefits or amounts credited under the Plan shall be subject in any manner to be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, attached, garnished or charged in any manner (either at law or in equity), and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach, garnish or charge the same shall be void; nor shall any such benefits or amounts in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or amounts as are herein provided to Participant.

10.2.                     Tax Withholding. The Company or the Bank may withhold from a Participant’s compensation or any payment made by it under the Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Code or the Social Security Act or any state or local income or employment tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

10.3.                     Incapacity. If the Administrator determines that any Participant or other person entitled to payments under the Plan is incompetent by reason of physical or mental disability and is consequently unable to give a valid receipt for payments made hereunder, or is a minor, the Administrator may order the payments becoming due to such person to be made to another person for Participant’s benefit, without responsibility on the part of the Administrator to follow the application of amounts so paid. Payments made pursuant to this Article shall completely discharge the Administrator, the Company or the Bank with respect to such payments.

10.4.                     Independence of Plan. Except as otherwise expressly provided herein, the Plan shall be independent of, and in addition to, any other benefit agreement or plan of the Bank or any rights that may exist from time to time thereunder.

10.5.                     No Employment Rights Created. The Plan shall not be deemed to constitute a contract conferring upon any Participant the right to remain employed by the Company or the Bank for any period of tune.

10.6.                     Responsibility for Legal Effect. Neither the Company, the Bank, the Administrator, the Committee, nor any officer, member, delegate or agent of any of them, makes any representations or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of the Plan. Without limiting the generality of the foregoing, neither the Company, nor the Bank shall have any liability for the tax liability which a Participant may incur resulting from participation in the Plan or the payment of benefits hereunder.

10.7.                     Limitation of Duties. The Company, the Bank, the Committee, the Administrator, and their respective officers, members, employees and agents shall have no duty or responsibility under the Plan other than the duties and responsibilities expressly assigned to them herein or delegated to them pursuant hereto. None of them shall have any duty or responsibility with respect to the duties or responsibilities assigned or delegated to another of them.

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10.8.                     Limitation of Sponsor Liability. Any right or authority exercisable by the Company, pursuant to any provision of the Plan, shall be exercised in the Company’s capacity as sponsor of the Plan, or on behalf of the Company in such capacity, and not in a fiduciary capacity, and may be exercised without the approval or consent of any person in a fiduciary capacity. Neither the Company, nor any of its respective officers, members, employees, agents and delegates, shall have any liability to any party for its exercise of any such right or authority.

10.9.                     Successors. The terms and conditions of the Plan shall inure to the benefit of and bind the Company, the Bank and their successors, the Participants, their Beneficiaries and the personal representatives of the Participants and their Beneficiaries.

10.10.              Controlling Law. The Plan shall be construed in accordance with the laws of the State of Minnesota to the extent not preempted by laws of the United States, without regard to the conflict of law provisions of any jurisdiction.

10.11.              Jurisdiction and Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Plan shall be brought only in the courts of the State of Minnesota, Hennepin County or, if it has or can acquire jurisdiction, in the United States District Court serving Hennepin County, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

10.12.              Notice. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Bridgewater Bank, Attn: Administrator, Bridgewater Bank Deferred Cash Incentive Plan

10.13.              Headings and Titles. The Article headings and titles of Articles used in the Plan are for convenience of reference only and shall not be considered in construing the Plan.

10.14.              General Rules of Construction. The masculine gender shall include the feminine and neuter, and vice versa, as the context shall require. The singular number shall include the plural, and vice versa, as the context shall require. The present tense of a verb shall include the past and future tenses, and vice versa, as the context may require.

10.15.              Severability. In the event that any provision or term of the Plan, or any agreement or instrument required by the Administrator hereunder, is determined by a judicial, quasi-judicial or administrative body to be void or not enforceable for any reason, all other provisions or terms of the Plan or such agreement or instrument shall remain in full force and effect and shall be enforceable as if such void or nonenforceable provision or term had never been a part of the Plan, or such agreement or instrument except as to the extent the Administrator determines such result would have been contrary to the intent of the Bank in establishing and maintaining the Plan.

10.16.              Indemnification. The Company and the Bank shall indemnify, defend, and hold harmless any Executive, officer or Director of the Company or the Bank for all acts taken or omitted in carrying out the responsibilities of the Company, Bank, Committee or Administrator

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under the terms of the Plan or other responsibilities imposed upon such individual by law. This indemnification for all such acts taken or omitted is intentionally broad, but shall not provide indemnification for any civil penalty that may be imposed by law, nor shall it provide indemnification for embezzlement or diversion of Plan funds for the benefit of any such individual. The Company and the Bank shall indemnify any such individual for expenses of defending an action by a Participant, Beneficiary, service provider, government entity or other person, including all legal fees and other costs of such defense. The Company or the Bank shall also reimburse any such individual for any monetary recovery in a successful action against such individual in any federal or state court or arbitration. In addition, if a claim is settled out of court with the concurrence of the Company, the Company or the Bank shall indemnify any such individual for any monetary liability under any such settlement, and the expenses thereof. Such indemnification will not be provided to any person who is not a present or former Executive, officer or Director of the Company or the Bank nor shall it be provided for any claim by a participating Company against any such individual.

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IN WITNESS WHEREOF, Bridgewater Bank, by its appropriate officer duly authorized, has caused the Plan to be executed and adopted, effective as of December 31, 2013.

BRIDGEWATER BANK

By:	/s/ Jerry Baack

Name:	Jerry Baack

Title:	CEO

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